As filed with the Securities and Exchange Commission on October 4, 2022

Registration No. 333-260615

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 4 TO FORM S-3 ON FORM S-1

Registration Statement Under The Securities Act of 1933

Remark Holdings, Inc.

Delaware	4899	33-1135689
State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
	800 S. Commerce St. Las Vegas, NV 89106 702-701-9514
	Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices

	Kai-Shing Tao Chairman and Chief Executive Officer Remark Holdings, Inc. 800 S. Commerce St. Las Vegas, NV 89106 (702) 701-9514
	Name, Address Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service

	With a copy to: Robert H. Friedman, Esq. Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, NY 10019 Telephone: (212) 451-2300 Facsimile: (212) 451-2222

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this registration statement, as determined by market conditions.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☑
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

Subject to Completion, Dated October 4, 2022

Preliminary Prospectus

4,237,290 Shares of Common Stock
4,237,290 Shares of Common Stock Issuable Upon Exercise of Investor Warrants
127,118 Financial Advisor Warrants and the Shares of Common Stock Issuable Upon Exercise of Financial Advisor Warrants
___________________________

This prospectus relates to the proposed resale by the selling security holders named in this prospectus or their permitted assigns of (i) up to 4,237,290 shares of our common stock, (ii) up to 4,237,290 shares of our common stock issuable upon exercise of a warrant we issued to Armistice Capital Master Fund Ltd. in a private placement (the “Investor Warrant”), (iii) warrants to purchase up to an aggregate of 127,118 shares of our common stock issued to A.G.P./Alliance Global Partners (“A.G.P.”) and its designees (the “Financial Advisor Warrants” and together with the Investor Warrant, the “Warrants”), and (iv) up to 127,118 shares of our common stock issuable upon exercise of the Financial Advisor Warrants.

We are not selling any securities under this prospectus and will not receive any proceeds from the sale of securities by the selling security holders. To the extent the Warrants are exercised for cash, if at all, we will receive the exercise price of such Warrants; however, we cannot predict when or if the Warrants will be exercised and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds. The Warrants also contain cashless exercise provisions. The selling security holders will bear all commissions and discounts, if any, attributable to the sale of our securities. We will bear all costs, expenses and fees in connection with the registration of the securities registered hereunder.

The securities being offered hereby may be sold by the selling security holders to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information regarding the methods of sale you should refer to the section of this prospectus entitled “Plan of Distribution” on page 31. For a list of the selling security holders you should refer to the section of this prospectus entitled “Selling Security Holders” on page 29.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our common stock is traded on the Nasdaq Capital Market under the symbol “MARK.” The last reported sales price of our common stock on the Nasdaq Capital Market on September 30, 2022 was $ 0.27 per share.

On February 25, 2022, we received written notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying us that, for a period of 30 consecutive business days, the bid price of our common stock closed below the minimum of $1.00 per share required for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we had 180 calendar days, or until August 24, 2022, to regain compliance with the Bid Price Rule.

On August 30, 2022, we received a staff determination letter from Nasdaq indicating that we did not regain compliance with the Bid Price Rule and we are not eligible for a second 180-day grace period because we did not comply with the minimum $5,000,000 Stockholders’ Equity initial listing requirement for the Nasdaq Capital Market. Accordingly, unless we request an appeal of Nasdaq’s determination, our common stock is subject to delisting.

We have appealed Nasdaq’s delisting determination to a Hearings Panel (the “Panel”) and a hearing is scheduled to be held on October 6, 2022. Our common stock will continue to be listed and traded on the Nasdaq Capital Market pending a decision by the Panel.

We are a holding company incorporated in Delaware and not a Chinese operating company. As a holding company, we conduct a significant part of our operations through our subsidiaries and through contractual arrangements with variable interest entities (“VIEs”) based in China. We use the VIE structure to address challenges resulting from laws, policies and practices that may disfavor foreign-owned entities that operate within industries deemed sensitive by the Chinese government. We own 100% of the equity of a wholly foreign owned enterprise (“WFOE”), which has entered into contractual arrangements with the VIEs, which are owned by members of our management team in China and/or by third parties. Because our contractual arrangements with the VIEs provide us with the power to direct the activities of the VIEs, for accounting purposes we are the primary beneficiary of the VIEs and we have consolidated the financial results of the VIEs in our consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). We are currently in the process of transferring equity ownership of the VIEs to the WFOE, but as of the date of this prospectus, we do not have any direct equity ownership in the VIEs. For a description of the VIE structure and our contractual arrangements with the VIEs, see “Prospectus Summary—Corporate Structure.” As a result of our use of the VIE structure, you may never directly hold equity interests in any of the VIEs. The contractual arrangements may not be as effective as direct ownership in providing operational control of the VIEs and we face contractual exposure in such arrangements.

Because we do not directly hold equity interests in the VIEs, we are subject to risks and uncertainties of the interpretations and applications of Chinese laws and regulations, including but not limited to, the validity and enforcement of the contractual arrangements among the WFOE, the VIEs and the shareholders of the VIEs. We are also subject to the risks and uncertainties about any future actions of the Chinese government in this regard that could disallow the VIE structure, which would likely result in a material change in our operations, and the value of our common stock may depreciate significantly or become worthless. To date, the agreements governing the VIE contractual arrangements have not been tested in a court of law, but an arbitration tribunal in Shanghai ruled in 2010 and 2011 in two related cases that a similar contractual arrangement was void. The arbitration case however involved a company in the online game operation industry, which is one of the few industries where there are rules specifically prohibiting foreign investors from controlling and participating in the business indirectly through contractual or technical support arrangements, and the arbitration ruling is not binding on Chinese courts or other arbitration tribunals. See “Prospectus Summary—Corporate Structure,” “Risk Factors—Risks Relating to our Corporate Structure” and “Risk Factors—Risks Relating to Doing Business in China.”

We are subject to certain legal and operational risks associated with having a significant portion of our operations in China. Chinese laws and regulations governing our current business operations are sometimes vague and uncertain, and as a result these risks could result in a material change in our operations, significant depreciation of the value of our common stock, or a complete hindrance of our ability to offer or continue to offer our securities to investors. Recently, the Chinese government adopted a series of regulatory actions and issued statements to regulate business operations in China, including those related to the use of variable interest entities, data security and anti-monopoly concerns. As of the date of this prospectus, our Company and subsidiaries and the VIEs have not been involved in any investigations on cybersecurity review initiated by any Chinese regulatory authority, nor has any of them received any inquiry, notice or sanction. As of the date of this prospectus, no relevant laws or regulations in China explicitly require us to seek approval from the China Securities Regulatory Commission (the “CSRC”) for any securities listings. As of the date of this prospectus, our Company and subsidiaries and the VIEs have not received any inquiry, notice, warning or sanctions from the CSRC or any other Chinese governmental authorities relating to securities listings. However, since these statements and regulatory actions are newly published, official guidance and related implementation rules have not been issued. It is highly uncertain what potential impact such modified or new laws and regulations will have on our ability to conduct our business, accept investments or list or maintain a listing on a U.S. or foreign exchange. See “Risk Factors—Risks Relating to Doing Business in China.”

As of the date of this prospectus, none of our subsidiaries or any of the consolidated VIEs have made any dividends or distributions to our Company. Under Delaware law, a Delaware corporation’s ability to pay cash dividends on its capital stock requires the corporation to have either net profits or positive net assets (total assets less total liabilities) over its capital. If we determine to pay dividends on any of our common stock in the future, as a holding company, we will rely on payments made from the VIEs to our WFOE in accordance with the VIE contractual arrangements and dividends and other distributions on equity from our WFOE to the Delaware holding company. Our ability to settle amounts owed under the VIE contractual arrangements is subject to certain restrictions and limitations. Under the VIE contractual arrangements, the VIEs are obligated to make payments to our WFOE, in cash or in kind, at the WFOE’s request. However, such payments are subject to Chinese taxes, including a 6% VAT and 25% enterprise income tax. In addition, current Chinese regulations permit our WFOE to pay dividends to its shareholders only out of registered capital amount, if any, as determined in accordance with Chinese accounting standards and regulations, and then only after meeting the statutory reserve equal to 50% of registered capital. If our WFOE incurs debt in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us. Any limitation on the ability of our WFOE to distribute dividends or other payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business. In addition, any cash dividends or distributions of assets by our WFOE to its stockholder are subject to a Chinese withholding tax of as much as 10%. The Chinese government also imposes controls on the conversion of Renminbi (“RMB”) into foreign currencies and the remittance of currencies out of China. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. If we are unable to receive all of the revenues from our operations through the current VIE contractual arrangements, we may be unable to pay dividends on our common stock. See “Prospectus Summary—Transfer of Cash or Assets.”

The Holding Foreign Companies Accountable Act (the “HFCA Act”) was enacted on December 18, 2020. The HFCA Act states if the Securities and Exchange Commission (the “SEC”) determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the Public Company Accounting Oversight Board (the “PCAOB”) for three consecutive years beginning in 2021, the SEC shall prohibit such shares from being traded on a national securities exchange or in the over the counter trading market in the United States. On June 22, 2021, the U.S. Senate passed a bill which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. On December 2, 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in a foreign jurisdiction. On December 16, 2021, the PCAOB issued a report on its determination that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in China and in Hong Kong because of positions taken by Chinese and Hong Kong authorities in those jurisdictions. The PCAOB has made such determination as mandated under the HFCA Act. Pursuant to each annual determination by the PCAOB, the SEC will, on an annual basis, identify issuers that have used non-inspected audit firms and thus are at risk of such suspensions in the future.

Our auditor, Weinberg & Company, an independent registered public accounting firm headquartered in the United States, is not subject to the determinations announced by the PCAOB on December 16, 2021. Our auditor is currently subject to PCAOB inspections and has been inspected by the PCAOB on a regular basis. However, if the PCAOB is unable to inspect the work papers of our accounting firm in the future, such lack of inspection could cause trading in our common stock to be prohibited under the HFCA Act, and as a result, an exchange may determine to delist our common stock. The delisting and the cessation of trading of our common stock, or the threat of our common stock being delisted and prohibited from being traded, may materially and adversely affect the value of your investment.

As used in this prospectus, references to “Remark Holdings,” “the Company,” “we,” “us” or “our” refer to Remark Holdings, Inc., the Delaware holding company, and its subsidiaries, excluding the VIEs.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 19 of this prospectus and “Risk Factors” in our most recent Annual Report on Form 10-K, which is incorporated by reference herein, as well as in any other subsequently filed annual, quarterly or current reports and the applicable prospectus supplement, before investing in our securities.
___________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________________, 2022

ABOUT THIS PROSPECTUS
This prospectus describes the general manner in which the selling security holders identified in this prospectus may offer, from time to time, (i) up to 4,237,290 shares of our common stock, (ii) up to 4,237,290 shares of our common stock issuable upon exercise of the Investor Warrant, (iii) Financial Advisor Warrants to purchase up to an aggregate of 127,118 shares of our common stock, and (iv) up to 127,118 shares of our common stock issuable upon exercise of the Financial Advisor Warrants. We are not selling any securities under this prospectus and will not receive any proceeds from the sale of shares of securities by the selling security holders. To the extent the Warrants are exercised for cash, if at all, we will receive the exercise price of such Warrants; however, we cannot predict when or if the Warrants will be exercised and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”). This prospectus provides you with general information regarding the securities being offered by the selling security holders. You should read this prospectus as well as the additional information described under the headings “Information Incorporated by Reference” and “Where You Can Find More Information” before making an investment decision.

No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by the Company, the selling security holders or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

This document may only be used where it is legal to sell these securities. The information contained in this prospectus (and in any supplement or amendment to this prospectus) is accurate only as of the date on the front of the document, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

We urge you to read carefully this prospectus (as supplemented and amended), together with the information incorporated herein by reference as described in the section titled “Incorporation of Certain Information by Reference” before deciding whether to invest in any of the securities being offered.
As used in this prospectus, references to “Remark Holdings,” “the Company,” “we,” “us” or “our” refer to Remark Holdings, Inc. and its subsidiaries, excluding the VIEs.

References to “selling security holders” refers to the security holders listed herein in the section titled “Selling Security Holders” beginning on page 29 of this prospectus, who may sell securities from time to time as described in this prospectus.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. This summary may not contain all the information that you should consider before determining whether to invest in our securities. You should read the entire prospectus carefully, including the information included in the “Risk Factors” section, as well as our consolidated financial statements, notes to the consolidated financial statements and the other information incorporated by reference into this prospectus, before making an investment decision.

Business Overview

Remark Holdings, Inc. and subsidiaries (“Remark”, “we”, “us”, or “our”), and its consolidated variable-interest entities, are primarily technology-focused. The KanKan data intelligence platform that we and the VIEs have developed serves as the basis for our development and deployment of artificial-intelligence-based solutions for businesses in many industries and geographies. We also own and operate an e-commerce digital media property focused on a luxury beach lifestyle.

We were originally incorporated in Delaware in March 2006 as HSW International, Inc., we changed our name to Remark Media, Inc. in December 2011, and as our business continued to evolve, we changed our name to Remark Holdings, Inc. in April 2017.

Our common stock, par value $0.001 per share, is listed on the Nasdaq Capital Market under the ticker symbol MARK. Our website is www.remarkholdings.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus.

Corporate Structure

We are a holding company incorporated in Delaware and not a Chinese operating company. As a holding company, we conduct a significant part of our operations through our subsidiaries and through contractual arrangements with the VIEs based in China. We use the VIE structure to address challenges resulting from laws, policies and practices that may disfavor foreign-owned entities that operate within industries deemed sensitive by the Chinese government. We own 100% of the equity of a WFOE, which has entered into contractual arrangements with the VIEs, which are owned by members of our management team in China and/or by third parties. As a result of our use of the VIE structure, you may never directly hold equity interests in any of the VIEs. The securities offered pursuant to this prospectus are securities of Remark Holdings, Inc., the Delaware holding company, not of the VIEs.

We fund the registered capital and operating expenses of the VIEs on behalf of the shareholders of the VIEs by making advances to, or on behalf of, the VIEs. We believe that we are the primary beneficiary of the VIEs because the contractual arrangements governing the relationship between the VIEs and our WFOE, which include an exclusive call option agreement, exclusive business cooperation agreement, a proxy agreement and an equity pledge agreement, enable us to (i) exercise effective control over the VIEs, (ii) receive substantially all of the economic benefits of the VIEs, and (iii) have an exclusive call option to purchase, at any time, all or part of the equity interests in and/or assets of the VIEs to the extent permitted by Chinese laws. Because these contractual arrangements with the VIEs provide us with the power to direct the activities of the VIEs, for accounting purposes we are the primary beneficiary of the VIEs and we have consolidated the financial results of the VIEs in our consolidated financial statements in accordance with U.S. GAAP.

The agreements governing the VIE contractual arrangements have not been tested in a court of law. However, an article published in China Business Law Journal indicated that a China International Economic and Trade Arbitration Commission (“CIETAC”) Shanghai tribunal ruled in 2010 and 2011 in two related cases involving the contractual arrangement of an online game operating company that the contractual arrangement was void on the grounds that such arrangement violated the mandatory administrative regulations prohibiting foreign investors from investing in the online game operation business and constituted “concealing illegal intentions with a lawful form.” According to publicly available information, while the agreements entered into by the parties in the aforementioned CIETAC cases are typical VIE agreements, the PRC domestic company involved in such cases was mainly engaged in online game operation. Although the PRC foreign investment regime restricts or prohibits foreign investment in certain industries, online game operation is one of few industries where there are rules specifically prohibiting foreign investors from controlling and participating in the business indirectly through contractual or technical support arrangements. Though the agreements in the CIETAC cases are similar to our contractual arrangements with the VIEs, we and the VIEs do not operate in the online game operation industry and, to our knowledge, the business conducted by the VIEs is not prohibited from investment from foreign investors in China. We also note that the rulings in the CIETAC cases are not binding on Chinese courts or other arbitration tribunals.

We and the VIEs are currently taking the necessary steps to transfer equity ownership of the VIEs to the WFOE such that following such transfer, the WFOE will directly own 100% of the equity interests of the VIEs. As of the date of this prospectus, we and the VIEs have completed the transfer of equity ownership of two of the VIEs, Hangzhou Shufeng Technology Co., Ltd. and Chengdu Remark Technology Co., Ltd., to a third VIE, Remark Data Technology Co., Ltd. We expect to complete the transfer of equity ownership of Remark Data Technology Co., Ltd. to the WFOE within a short period of time. As of the date of this prospectus, we do not have any direct equity ownership of any of the VIEs.

The following diagram illustrates our corporate structure, including our significant subsidiaries, and the relationship between our WFOE and the VIEs as of the date of this prospectus. The diagram omits certain entities which are immaterial to our results of operations and financial condition. Equity interests depicted in this diagram are 100% owned. The relationships between each of Remark Data Technology Co., Ltd. and its wholly-owned subsidiaries, Hangzhou Shufeng Technology Co., Ltd. and Chengdu Remark Technology Co., Ltd. , which constitute the VIEs, on the one hand, and KanKan Technology (Shanghai) Co., Ltd., our WFOE, on the other hand, as illustrated in the following diagram are governed by contractual arrangements and do not constitute equity ownership.

REMARK HOLDINGS, INC. AND SUBSIDIARIES

Entity Organizational Chart

Remark Holdings, Inc. (United States)
100%
100%
100%
100%
Remark AI LLC (United States)
Remark AI UK, Ltd. (United Kingdom)
100%
Bikini.com LLC (United States)
RAAD Productions LLC (United States)
100%
100%
HSW (HK) Inc., Ltd. (Hong Kong)
Remark Holdings SPV, Inc. (United States)
KanKan Holdings Ltd. (Cayman Islands)
100%
100%
KanKan Limited (HK) (Hong Kong)
LEGEND
Solid directional lines indicate equity ownership with the percentage of ownership indicated on the line.
Dashed lines indicate the existence of contractual relationships with no equity ownership involved.
100%
Remark Entertainment (Shanghai) Co., Ltd. (China)
KanKan Technology (Shanghai) Co., Ltd. (China)
Two Senior Executives of Remark
Remark Data Technology Co., Ltd. (China)
100%
100%
Chengdu Remark Technology Co., Ltd. (China)
Hangzhou Shufeng Technology Co., Ltd. (China)

Because we do not directly hold equity interests in the VIEs, we are subject to risks and uncertainties of the interpretations and applications of Chinese laws and regulations, including but not limited to, the validity and enforcement of the contractual arrangements among the WFOE, the VIEs and the shareholders of the VIEs. We are also subject to the risks and uncertainties about any future actions of the Chinese government in this regard that could disallow the VIE structure, which would likely result in a material change in our operations and may cause the value of our common stock to depreciate significantly or become worthless.

The contractual arrangements may not be as effective as direct ownership in providing operational control and we face contractual exposure in such arrangements. For instance, the VIEs and their shareholders could breach their contractual arrangements with us by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to our interests. The shareholders of the VIEs may not act in the best interests of our Company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate certain portions of our business through the contractual arrangements with the VIEs. In the event that the VIEs or their shareholders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. In addition, even if legal actions are taken to enforce such arrangements, there is uncertainty as to whether Chinese courts would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. See “Risk Factors—Risks Relating to Our Corporate Structure—We rely on contractual arrangements with the VIEs and their shareholders for a significant portion of our business operations. These arrangements may not be as effective as direct ownership in providing operational control. Any failure by the VIEs or their shareholders to perform their obligations under such contractual arrangements would have a material and adverse effect on our business.”

We are subject to certain legal and operational risks associated with having a significant portion of our operations in China. Chinese laws and regulations governing our current business operations, including the enforcement of such laws and regulations, are sometimes vague and uncertain and can change quickly with little advance notice. The Chinese government may intervene or influence our operations and the operations of the VIEs at any time and may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of our securities. In addition, any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significant limit or completely hinder our ability to offer or continue to offer our securities to investors and cause the value of such securities to significantly decline or become worthless. Recently, the Chinese government adopted a series of regulatory actions and issued statements to regulate business operations in China, including those related to the use of variable interest entities, data security and anti-monopoly concerns. As of the date of this prospectus, neither we nor the VIEs have been involved in any investigations on cybersecurity review initiated by any Chinese regulatory authority, nor has any of them received any inquiry, notice or sanction. As of the date of this prospectus, no relevant laws or regulations in China explicitly require us to seek approval from the CSRC for any securities listing. As of the date of this prospectus, neither we nor the VIEs have received any inquiry, notice, warning or sanctions regarding our planned overseas listing from the CSRC or any other Chinese governmental authorities relating to securities listings. However, since these statements and regulatory actions are newly published, official guidance and related implementation rules have not been issued. It is highly uncertain what potential impact such modified or new laws and regulations will have on our ability to conduct our business, accept investments or list or maintain a listing on a U.S. or foreign exchange.

As of the date of this prospectus, we and the VIEs are not required to seek permissions from the CSRC, the Cyberspace Administration of China (the “CAC”), or any other entity that is required to approve of the operations of the VIEs. Nevertheless, Chinese regulatory authorities may in the future promulgate laws, regulations or implement rules that require us, our subsidiaries or the VIEs to obtain permissions from such regulatory authorities to approve the operations of the VIEs or any securities listing.

Holding Foreign Companies Accountable Act

The Holding Foreign Companies Accountable Act (the “HFCA Act”) was enacted on December 18, 2020. The HFCA Act states if the Securities and Exchange Commission (the “SEC”) determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the Public Company Accounting Oversight Board (the “PCAOB”) for three consecutive years beginning in 2021, the SEC shall prohibit such shares from being traded on a national securities exchange or in the over the counter trading market in the United States. On June 22, 2021, the U.S. Senate passed a bill which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. On December 2, 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in a foreign jurisdiction. On December 16, 2021, the PCAOB issued a report on its determination that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in China and in Hong Kong because of positions taken by Chinese and Hong Kong authorities in those jurisdictions. The PCAOB has made such determination as mandated under the HFCA Act. Pursuant to each annual determination by the PCAOB, the SEC will, on an annual basis, identify issuers that have used non-inspected audit firms and thus are at risk of such suspensions in the future.

On August 26, 2022, the CSRC, the Ministry of Finance of the PRC, and the PCAOB signed a Statement of Protocol (the “Protocol”), taking the first step toward opening access for the PCAOB to completely inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the Protocol, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. However, uncertainties still exist as to compliance with the Protocol . Depending on the implementation of the Protocol, if the PCAOB continues to be prohibited from conducting complete inspections and investigations of PCAOB-registered public accounting firms in China, then China-based companies will be delisted pursuant to the HFCA Act despite the Protocol. Therefore, there is no assurance that the Protocol could give relief to China-based companies against the delisting risk from the application of the HFCA Act.

Our auditor, Weinberg & Company, an independent registered public accounting firm headquartered in the United States, is not subject to the determinations announced by the PCAOB on December 16, 2021. Our auditor is currently subject to PCAOB inspections and has been inspected by the PCAOB on a regular basis. However, if the PCAOB is unable to inspect the work papers of our accounting firm in the future, such lack of inspection could cause trading in our common stock to be prohibited under the HFCA Act, and as a result, an exchange may determine to delist our common stock. The delisting and the cessation of trading of our common stock, or the threat of our common stock being delisted and prohibited from being traded, may materially and adversely affect the value of your investment. See “Risk Factors—Risks Relating to Doing Business in China—Trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act if the PCAOB determines that it cannot inspect or fully investigate our auditors, and as a result, Nasdaq may determine to delist our securities.”

Summary of Risk Factors

Investing in our securities involves a high degree of risk. You should review carefully all of the information contained in this prospectus before making an investment in our securities. The following list summarizes some, but not all, of these risks. Please read the information in the section titled “Risk Factors” for a more thorough description of these and other risks.

Risks Relating to Our Corporate Structure

•We rely on contractual arrangements with the VIEs and their shareholders for a significant portion of our business operations. These arrangements may not be as effective as direct ownership in providing operational control. Any failure by the VIEs or their shareholders to perform their obligations under such contractual arrangements would have a material and adverse effect on our business.

•If the Chinese government determines that the contractual arrangements constituting part of the VIE structure do not comply with Chinese regulations, or if these regulations change or are interpreted differently in the future, our common stock may decline in value or become worthless if we are unable to assert our contractual control rights over the assets of the VIEs that constitute a significant portion of our operations.

•The shareholders of the VIEs may have actual or potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

•The contractual arrangements with the VIEs may be subject to scrutiny by China’s tax authorities. Any adjustment of related party transaction pricing could lead to additional taxes, and therefore substantially reduce our consolidated net income and the value of your investment.

Risks Relating to Doing Business in China

•Changes in China’s economic, political or social conditions, as well as possible interventions and influences of any government policies and actions, could have a material adverse effect on our business and operations and the value of our common stock.

•Uncertainties with respect to the Chinese legal system could adversely affect us.

•We may be liable for improper use or appropriation of personal information provided by our customers and any failure to comply with Chinese laws and regulations over data security could result in materially adverse impact on our business, results of operations and the value of our common stock.

•Trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act if the PCAOB determines that it cannot inspect or fully investigate our auditors, and as a result, Nasdaq may determine to delist our securities.

Risks Relating to Our Common Stock

• Our failure to meet the continued listing requirements of the Nasdaq Stock Market could result in a delisting of our common stock.

•Our stock price has fluctuated considerably and is likely to remain volatile, and various factors could negatively affect the market price or market for our common stock.

•Holders of our warrants will have no rights as a common stockholder until they exercise their warrants and acquire our common stock.

•The concentration of our stock ownership may limit individual stockholder ability to influence corporate matters.

•A significant number of additional shares of our common stock may be issued under the terms of existing securities, which issuances would substantially dilute existing stockholders and may depress the market price of our common stock.

•Provisions in our corporate charter documents and under Delaware law could make an acquisition of Remark more difficult, which acquisition may be beneficial to stockholders.

Transfer of Cash or Assets

Dividend Distributions

As of the date of this prospectus, none of our subsidiaries or any of the consolidated VIEs have made any dividends or distributions to our Company.

We have never declared or paid dividends or distributions on our common equity. We currently intend to retain all available funds and any future consolidated earnings to fund our operations and continue the development and growth of our business; therefore, we do not anticipate paying any cash dividends.

Under Delaware law, a Delaware corporation’s ability to pay cash dividends on its capital stock requires the corporation to have either net profits or positive net assets (total assets less total liabilities) over its capital. If we determine to pay dividends on any of our common stock in the future, as a holding company, we may rely on dividends and other distributions on equity from our WFOE for cash requirements, including the funds necessary to pay dividends and other cash contributions to our stockholders.

Our WFOE’s ability to distribute dividends is based upon its distributable earnings. Current Chinese regulations permit our WFOE to pay dividends to their shareholders only out of its registered capital amount, if any, as determined in accordance with Chinese accounting standards and regulations, and then only after meeting the statutory reserve equal to 50% of registered capital. If our WFOE incurs debt in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us. Any limitation on the ability of our WFOE to distribute dividends or other payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business. In addition, any cash dividends or distributions of assets by our WFOE to its stockholder are subject to a Chinese withholding tax of as much as 10%.

The Chinese government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of China. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. If we are unable to receive all of the revenues from our operations through the current VIE contractual arrangements, we may be unable to pay dividends on our common stock.

For us to pay dividends to our stockholders, we will rely on payments made from the VIEs to our WFOE in accordance with the VIE contractual arrangements, and the distribution of payments from the WFOE to the Delaware holding company as dividends. Certain payments from the VIEs to the WFOE pursuant to the VIE contractual arrangements are subject to Chinese taxes, including a 6% VAT and 25% enterprise income tax.

Our Company’s Ability to Settle Amounts Owed under the VIE Contractual Arrangements

Under the VIE contractual arrangements, the VIEs are obligated to make payments to our WFOE, in cash or in kind, at the WFOE’s request. We will be able to settle amounts owed under the VIE contractual arrangements through dividends paid by our WFOE to our Company. Such ability may be restricted or limited as follows:

First, any payments from the VIEs to our WFOE are subject to Chinese taxes, including a 6% VAT and 25% enterprise income tax.

Second, current Chinese regulations permit our WFOE to pay dividends to their shareholders only out of its registered capital amount, if any, as determined in accordance with Chinese accounting standards and regulations, and then only after meeting the statutory reserve equal to 50% of registered capital. In addition, if our WFOE incurs debt in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to the Delaware holding company.

Third, the Chinese government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of China. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from profits, if any.

Condensed Consolidating Financial Schedule

The following tables depict the financial position, results of operations and cash flows for the Delaware parent, Remark Holdings, Inc., the WFOE, the other owned operating subsidiaries, the consolidated VIEs and any eliminating adjustments separately, as of the same dates and for the same periods for which audited consolidated financial statements are required.

We fund the registered capital and operating expenses of the VIEs on behalf of the shareholders of the VIEs by making advances to, or on behalf of, the VIEs. The contractual arrangements governing the relationship between the VIEs and our WFOE, which include an exclusive call option agreement, exclusive business cooperation agreement, a proxy agreement and an equity pledge agreement, enable us to (i) exercise effective control over the VIEs, (ii) receive substantially all of the economic benefits of the VIEs, and (iii) have an exclusive call option to purchase, at any time, all or part of the equity interests in and/or assets of the VIEs to the extent permitted by Chinese laws. Specifically, the exclusive business cooperation agreement allows the WFOE to charge a fee to the VIEs equal to as much as 95% of their net income. Accordingly, we have determined that our interests, both directly and indirectly from these VIEs, represent rights to returns that could potentially be significant to such VIEs.

Since the exclusive business cooperation agreement gives us discretion regarding when to charge a fee to the VIEs, and since the VIEs have a significant accumulated deficit, we have not yet begun to charge fees to the VIEs. We, therefore, have not recorded intercompany revenue or expense related to the exclusive business cooperation agreement.

The VIEs currently use all of their cash for operations and do not currently have cash reserves equal to 50% of their registered capital. Therefore, the VIEs do not currently have the ability to pay amounts due to us or to the WFOE. The inability of the VIEs to pay amounts due to us or to the WFOE, and the uncertainty regarding the timing of when they may gain the ability to pay, any cash that we or the WFOE advance to or on behalf of the VIEs is recorded as an increase to the investment in VIEs rather than as intercompany loans or intercompany accounts receivable/accounts payable. The following tables do not, therefore, reflect any intercompany balances other than the investments themselves and the liability for VIE losses in excess of investment (as described after the tables below). Additionally, cash currently only flows from us, the WFOE or our other owned operating subsidiaries to the VIEs; it does not flow in the opposite direction.

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Consolidating Balance Sheets (Unaudited)
As of December 31, 2021
($ in thousands)

	Corporate	WFOE	Other Owned Operating Subsidiaries	VIEs	Eliminating Entries	Consolidated Total
Assets
Cash	$13,239	$26	$682	$240	$—	$14,187
Trade accounts receivable	17	2	14	10,234	—	10,267
Inventory, net	1,288	—	—	58	—	1,346
Investment in marketable securities	42,349	—	—	—	—	42,349
Prepaid expense and other current assets	1,710	111	17	4,525	—	6,363
Total current assets	58,603	139	713	15,057	—	74,512
Property and equipment, net	328	—	29	—	—	357
Operating lease assets	113	—	—	81	—	194
Investment in WFOE	—	—	3,089	—	(3,089)	—
Investment in other owned operating subsidiaries	4,437	—	—	—	(4,437)	—
Investment in VIEs	8,801	—	1,644	—	(10,445)	—
Other long-term assets	416	—	—	24	—	440
Total Assets	$72,698	$139	$5,475	$15,162	$(17,971)	$75,503

Liabilities and Stockholders' Equity (Deficit)
Accounts payable	$3,169	$—	$450	$6,475	$—	10,094
Accrued expense and other current liabilities	2,665	127	588	2,583	—	5,963
Contract liability	80	331	—	165	—	576
Notes payable, net	27,811	—	—	—	—	27,811
WFOE losses in excess of investment	7,914	—	—	—	(7,914)	—
VIE losses in excess of investment	—	4,506	—	—	(4,506)	—
Total current liabilities	41,639	4,964	1,038	9,223	(12,420)	44,444
Operating lease liabilities - long term	25	—	—	—	—	25
Total Liabilities	41,664	4,964	1,038	9,223	(12,420)	44,469

Common stock	105	—	—	163	(163)	105
Additional paid-in-capital	364,239	19,899	42,627	28,310	(90,836)	364,239
Accumulated other comprehensive income (loss)	(270)	(318)	160	(1,268)	1,426	(270)
Accumulated deficit	(333,040)	(24,406)	(38,350)	(21,266)	84,022	(333,040)
Total stockholders' equity (deficit)	31,034	(4,825)	4,437	5,939	(5,551)	31,034
Total liabilities and stockholders' equity (deficit)	$72,698	$139	$5,475	$15,162	$(17,971)	$75,503

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Consolidating Balance Sheets (Unaudited)
As of December 31, 2020
($ in thousands)

	Corporate	WFOE	Other Owned Operating Subsidiaries	VIEs	Eliminating Entries	Consolidated Total
Assets
Cash	$550	$17	$9	$278	$—	$854
Trade accounts receivable	175	2	—	4,850	—	5,027
Inventory, net	762	—	—	112	—	874
Prepaid expense and other current assets	1,792	(2)	5	248	—	2,043
Total current assets	3,279	17	14	5,488	—	8,798
Property and equipment, net	278	—	—	43	—	321
Operating lease assets	204	7	—	281	—	492
Investment in WFOE	—	—	3,089	—	(3,089)	—
Investment in other owned operating subsidiaries	4,069	—	—	—	(4,069)	—
Investment in VIEs	2,814	—	1,654	—	(4,468)	—
Investment in unconsolidated affiliate	1,030	—	—	—	—	1,030
Other long-term assets	587	—	15	68	—	670
Total Assets	$12,261	$24	$4,772	$5,880	$(11,626)	$11,311

Liabilities and Stockholders' Equity (Deficit)
Accounts payable	$4,275	$—	$659	$3,655	$—	$8,589
Accrued expense and other current liabilities	2,586	248	44	3,782	—	6,660
Contract liability	163	—	—	147	—	310
Notes payable, net	1,500	—	—	—	—	1,500
WFOE losses in excess of investment	9,564	—	—	—	(9,564)	—
VIE losses in excess of investment	—	6,251	—	—	(6,251)	—
Total current liabilities	18,088	6,499	703	7,584	(15,815)	17,059
Operating lease liabilities - long term	115	—	—	79	—	194
Warrant liability	1,725	—	—	—	—	1,725
Long- term debt, net	1,425	—	—	—	—	1,425
Total Liabilities	21,353	6,499	703	7,663	(15,815)	20,403

Common stock	100	—	—	163	(163)	100
Additional paid-in-capital	351,546	19,137	40,497	21,586	(81,220)	351,546
Accumulated other comprehensive income (loss)	(226)	(259)	159	(959)	1,059	(226)
Accumulated deficit	(360,512)	(25,353)	(36,587)	(22,573)	84,513	(360,512)
Total stockholders' equity (deficit)	(9,092)	(6,475)	4,069	(1,783)	4,189	(9,092)
Total liabilities and stockholders' equity (deficit)	$12,261	$24	$4,772	$5,880	$(11,626)	$11,311

REMARK HOLDINGS, INC. & SUBSIDIARIES
Consolidating Statement of Operations and Comprehensive Income (Loss) (Unaudited)
Year Ended December 31, 2021
($ in thousands)

	Corporate	WFOE	Other Owned Operating Subsidiaries	VIEs	Eliminating Entries	Consolidated Total
Revenue	$3,387	$268	$385	$11,950	$—	$15,990
Cost and expense
Cost of revenue (excluding depreciation and amortization)	1,786	314	85	9,270	—	11,455
Sales and marketing	264	152	274	281	—	971
Marketing expense (recovery)	—	—	—	(1,530)	—	(1,530)
Technology and development	1,630	—	1,288	1,774	—	4,692
General and administrative	12,667	165	491	797	—	14,120
Depreciation and amortization	133	—	10	48	—	191
Total cost and expense	16,480	631	2,148	10,640	—	29,899
Operating income (loss)	(13,093)	(363)	(1,763)	1,310	—	(13,909)
Other income (expense)
Interest expense	(2,298)	—	—	(10)	—	(2,308)
Other income (expense), net	(601)	3	—	6	—	(592)
Change in fair value of warrant liability	123	—	—	—	—	123
Gain on investment revaluation	43,642	—	—	—	—	43,642
Gain on debt extinguishment	425	—	—	—	—	425
Other gain	90	—	—	10	—	100
Share in net income of WFOE	947	—	—	—	(947)	—
Share in net loss of other owned operating subsidiaries	(1,763)	—	—	—	1,763	—
Share in net income of VIEs	—	1,307	—	—	(1,307)	—
Total other income (expense), net	40,565	1,310	—	6	(491)	41,390
Income (loss) from operations	$27,472	$947	$(1,763)	$1,316	$(491)	$27,481
Provision for income taxes	—	—	—	(9)	—	(9)
Net income (loss)	$27,472	$947	$(1,763)	$1,307	$(491)	$27,472
Other comprehensive loss
Foreign currency translation adjustments	—	260	4	(313)	5	(44)
Comprehensive income (loss)	$27,472	$1,207	$(1,759)	$994	$(486)	$27,428

REMARK HOLDINGS, INC. & SUBSIDIARIES
Consolidating Statement of Operations and Comprehensive Loss (Unaudited)
Year Ended December 31, 2020
($ in thousands)

	Corporate	WFOE	Other Owned Operating Subsidiaries	VIEs	Eliminating Entries	Consolidated Total
Revenue	$1,731	$25	$513	$7,876	$—	$10,145
Cost and expense
Cost of revenue (excluding depreciation and amortization)	1,068	—	22	5,332	—	6,422
Sales and marketing	327	130	1,002	1,919	—	3,378
Technology and development	2,475	—	59	1,608	—	4,142
General and administrative	8,282	245	379	462	—	9,368
Depreciation and amortization	80	1	82	145	—	308
Impairments	100	—	309	363	—	772
Total cost and expense	12,332	376	1,853	9,829	—	24,390
Operating loss	(10,601)	(351)	(1,340)	(1,953)	—	(14,245)
Other income (expense)
Interest expense	(1,306)	—	—	(36)	—	(1,342)
Other income (expense), net	(2)	7	—	(5)	—	—
Change in fair value of warrant liability	(1,610)	—	—	—	—	(1,610)
Gain on lease termination	3,582	—	—	—	—	3,582
Other loss	(8)	(57)	(5)	—	—	(70)
Share in net loss of WFOE	(2,395)	—	—	—	2,395	—
Share in net loss of other owned operating subsidiaries	(1,345)	—	—	—	1,345	—
Share in net loss of VIEs	—	(1,994)	—	—	1,994	—
Total other income (expense), net	(3,084)	(2,044)	(5)	(41)	5,734	560
Loss from operations	$(13,685)	$(2,395)	$(1,345)	$(1,994)	$5,734	$(13,685)
Provision for income taxes	—	—	—	—	—	—
Net loss	$(13,685)	$(2,395)	$(1,345)	$(1,994)	$5,734	$(13,685)
Other comprehensive loss
Foreign currency translation adjustments	—	637	5	(660)	19	1
Comprehensive loss	$(13,685)	$(1,758)	$(1,340)	$(2,654)	$5,753	$(13,684)

REMARK HOLDINGS, INC. & SUBSIDIARIES
Consolidating Statement of Cash Flows (Unaudited)
Year Ended December 31, 2021
($ in thousands)

	Corporate	WFOE	Other Owned Operating Subsidiaries	VIEs	Eliminating Entries	Consolidated Total
Cash flows from operating activities:
Net income (loss)	$27,472	$947	$(1,763)	$1,307	$(491)	$27,472
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of warrant liability	(123)	—	—	—	—	(123)
Depreciation, amortization and impairments	133	—	10	48	—	191
Share-based compensation	4,060	—	—	—	—	4,060
Amortization of debt issuance costs and discount	880	—	—	—	—	880
Gain on investment in marketable securities	(43,642)	—	—	—	—	(43,642)
Gain on debt extinguishment	(425)	—	—	—	—	(425)
Share in net income of WFOE	(947)	—	—	—	947	—
Share in net loss of other owned operating subsidiaries	1,763	—	—	—	(1,763)	—
Share in net income of VIEs	—	(1,307)	—	—	1,307	—
Financing cost of converting note payable to common stock	44	—	—	—	—	44
Provision for doubtful accounts	—	—	—	297	—	297
Other	41	258	17	(286)	—	30
Changes in operating assets and liabilities:						—
Accounts receivable	156	—	(12)	(5,877)	—	(5,733)
Inventory	(526)	—	(1)	54	—	(473)
Prepaid expenses and other current assets	260	(107)	(13)	(4,260)	—	(4,120)
Operating lease assets	91	7	—	195	—	293
Accounts payable, accrued expense and other liabilities	(1,086)	(114)	335	1,832	—	967
Contract liability	(69)	325	—	21	—	277
Operating lease liabilities	(90)	—	—	(79)	—	(169)
Net cash provided by (used in) operating activities	(12,008)	9	(1,427)	(6,748)	—	(20,174)
Cash flows from investing activities:
Proceeds from investment	2,322	—	—	—	—	2,322
Purchases of property, equipment and software	(183)	—	(40)	—	—	(223)
Other cash outflows resulting from transactions with WFOE, net	(754)	—	—	—	754	—
Other cash outflows resulting from transactions with other owned operating subsidiaries, net	(2,140)	—	—	—	2,140	—
Other cash outflows resulting from transactions with VIEs, net	(5,956)	(754)	—	—	6,710	—
Net cash used in investing activities	(6,711)	(754)	(40)	—	9,604	2,099
Cash flows from financing activities:
Proceeds from issuance of common stock, net	5,692	—	—	—	—	5,692
Proceeds from debt issuance	32,216	—	—	—	—	32,216
Repayments of debt	(6,500)	—	—	—	—	(6,500)
Other cash inflows resulting from transactions with corporate, net	—	754	2,140	5,956	(8,850)	—
Other cash inflows resulting from transactions with WFOE, net	—	—	—	754	(754)	—
Net cash provided by financing activities	31,408	754	2,140	6,710	(9,604)	31,408
Net change in cash	12,689	9	673	(38)	—	13,333
Cash:
Beginning of period	550	17	9	278	—	854
End of period	$13,239	$26	$682	$240	$—	$14,187

REMARK HOLDINGS, INC. & SUBSIDIARIES
Consolidating Statement of Cash Flows (Unaudited)
Year Ended December 31, 2020
($ in thousands)

	Corporate	WFOE	Other Owned Operating Subsidiaries	VIEs	Eliminating Entries	Consolidated Total
Cash flows from operating activities:
Net loss	$(13,685)	$(2,395)	$(1,345)	$(1,994)	$5,734	$(13,685)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liability	1,610	—	—	—	—	1,610
Depreciation, amortization and impairments	79	1	82	146	—	308
Share-based compensation	797	—	—	—	—	797
Gain on lease termination	(3,582)	—	—	—	—	(3,582)
Loss on disposal of long-lived assets	8	27	6	36	—	77
Loss on impairment of intangible assets	100	—	309	363	—	772
Share in net loss of WFOE	2,395	—	—	—	(2,395)	—
Share in net loss of other owned operating subsidiaries	1,345	—	—	—	(1,345)	—
Share in net loss of VIEs	—	1,994	—	—	(1,994)	—
Other	310	646	(11)	(676)	—	269
Changes in operating assets and liabilities:
Accounts receivable	(174)	66	38	(2,755)	—	(2,825)
Prepaid expenses and other current assets	(1,926)	24	2	1,121	—	(779)
Operating lease assets	(66)	130	91	(82)	—	73
Accounts payable	(91)	(55)	(215)	(559)	—	(920)
Contract liability	164	(120)	—	(71)	—	(27)
Operating lease liabilities	(76)	(61)	—	2	—	(135)
Net cash used in operating activities	(12,792)	257	(1,043)	(4,469)	—	(18,047)
Cash flows from investing activities:
Purchases of property, equipment and software	(290)	—	—	—	—	(290)
Other cash outflows resulting from transactions with WFOE, net	(3,605)	—	(196)	—	3,801	—
Other cash outflows resulting from transactions with other owned operating subsidiaries, net	(1,102)	—	—	—	1,102	—
Other cash outflows resulting from transactions with VIEs, net	(566)	(4,132)	—	—	4,698	—
Net cash provided by (used in) investing activities	(5,563)	(4,132)	(196)	—	9,601	(290)
Cash flows from financing activities:
Proceeds from issuance of common stock, net	32,135	—	—	—	—	32,135
Proceeds from debt issuance	1,425	—	—	—	—	1,425
Repayments of debt	(13,781)	—	—	—	—	(13,781)

REMARK HOLDINGS, INC. & SUBSIDIARIES
Payment of contingent consideration in business acquisitions	(860)	—	—	—	—	(860)
Other cash inflows resulting from transactions with corporate, net	—	3,605	1,102	566	(5,273)	—
Other cash inflows resulting from transactions with WFOE, net	—	—	—	4,132	(4,132)	—
Other cash inflows resulting from transactions with other operating subsidiaries, net	—	196	—	—	(196)	—
Net cash provided by financing activities	18,919	3,801	1,102	4,698	(9,601)	18,919
Net change in cash	564	(74)	(137)	229	—	582
Cash:
Beginning of period	(14)	91	146	49	—	272
End of period	$550	$17	$9	$278	$—	$854

Investment in VIEs/VIE Losses in Excess of Investment

As we have been building our artificial intelligence business, the VIEs have been incurring net losses from operations in excess of the amounts we have advanced to the VIEs. Since we have committed to funding the VIEs to continue growing the business, we show as a liability the amount by which the accumulated net losses of the VIEs exceed our investment in the VIEs. The following table rolls forward the balance of VIE losses in excess of investment:

	Corporate	WFOE	Other Owned Operating Subsidiaries
Investment in VIEs/(VIE losses in excess of investment), December 31, 2020	$2,814	$(6,251)	$1,654
Cash provided to VIEs	5,956	754	—
Share in net income of VIEs	—	1,307	—
Share in accumulated other comprehensive income of VIEs	—	(313)	—
Other	31	(3)	(10)
Investment in VIEs/(VIE losses in excess of investment), December 31, 2021	$8,801	$(4,506)	$1,644

Our Address

Our principal executive offices are located at 800 S. Commerce Street, Las Vegas, NV 89106, and our telephone number is (702) 701-9514.

Before you invest in any of the securities offered hereby, you should carefully consider all the information in this prospectus, including matters set forth under the heading “Risk Factors.”

The Offering

On September 27, 2021, we entered into a securities purchase agreement (the “Purchase Agreement”) with Armistice Capital Master Fund Ltd. (the “Investor”) relating to the issuance and sale of 4,237,290 shares of our common stock at a purchase price of $1.18 per share together with the Investor Warrant to purchase up to 4,237,290 shares of our common stock at an exercise price of $1.35 per share (the “Private Placement”), subject to certain customary anti-dilution adjustments.

Concurrently with the entry into the Purchase Agreement, we also entered into a financial advisor agreement (the “Financial Advisor Agreement”) with A.G.P. relating to the Private Placement. Pursuant to the terms of the Financial Advisor Agreement, we issued to A.G.P. and its designees the Financial Advisor Warrants to purchase up to an aggregate of 127,118 shares of our common stock at an exercise price of $1.35 per share, subject to certain customary anti-dilution adjustments.

The Investor Warrant will be immediately exercisable and will expire on the five-year anniversary of the effective date of the registration statement of which this prospectus forms a part. However, we are prohibited from effecting an exercise of the Investor Warrant, and the holder thereof will not have the right to exercise any portion of its Investor Warrant, to the extent that, as a result of such exercise, the warrant holder would beneficially own more than 4.99% of the outstanding shares of our common stock immediately after giving effect to the issuance of shares of issuable upon exercise of the Investor Warrant. The Financial Advisor Warrants will be immediately exercisable and will expire on the five-year anniversary of the date of issuance.

In connection with the Private Placement, we also entered into a registration rights agreement with the Investor (the “Registration Rights Agreement”), in which we agreed to file one or more registration statements, as necessary, to register under the Securities Act the resale of the shares of common stock we issued to the Investor and the shares of common stock issuable upon exercise of the Investor Warrant no later than 30 days after the closing of the Private Placement. Pursuant to the terms of the Financial Advisor Agreement and the Financial Advisor Warrants, we have also agreed to file one or more registration statements, as necessary, to register under the Securities Act the resale of the Financial Advisor Warrants and the shares underlying the Financial Advisor Warrants, subject to the terms and conditions set forth therein. This prospectus covers the resale of the shares of common stock we issued to the Investor, the shares of common stock issuable upon exercise of the Investor Warrant, the Financial Advisor Warrants and the shares of common stock issuable upon exercise of the Financial Advisor Warrants.

THE OFFERING

Securities being offered by selling security holders
(i) Up to 4,237,290 shares of our common stock, (ii) up to 4,237,290 shares of our common stock issuable upon exercise of the Investor Warrant, (iii) Financial Advisor Warrants to purchase up to an aggregate of 127,118 shares of our common stock, and (iv) up to 127,118 shares of our common stock issuable upon exercise of the Financial Advisor Warrants.

Nasdaq Capital Market symbol	“MARK”
Risk Factors
Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 19 of this prospectus and “Risk Factors” in our most recent Annual Report on Form 10-K, which is incorporated by reference herein, as well as in any other subsequently filed annual, quarterly or current reports, before investing in our securities.

Use of Proceeds
All of the securities offered by this prospectus are being registered for the account of the selling security holders. We will not receive any of the proceeds from the sale of these securities. We have agreed to pay all costs, expenses and fees relating to the registration of the securities covered by this prospectus. The selling security holders will bear all commissions and discounts, if any, attributable to the sale of the securities.

We may, however, receive cash proceeds from the exercise of the Warrants, to the extent any such Warrants are exercised for cash. We expect to use any proceeds received by us from such cash exercises for general corporate purposes.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following risk factors, as well as those set forth in our most recent Annual Report on Form 10-K filed with the SEC, which are incorporated by reference into this prospectus, as well as the other information set forth in this prospectus and the documents incorporated by reference herein, before deciding whether to invest in our securities. Additional risks and uncertainties that we are unaware of may become important factors that affect us. If any of these risks actually occur, our business, financial condition or operating results may suffer, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Corporate Structure

We rely on contractual arrangements with the VIEs and their shareholders for a significant portion of our business operations. These arrangements may not be as effective as direct ownership in providing operational control. Any failure by the VIEs or their shareholders to perform their obligations under such contractual arrangements would have a material and adverse effect on our business.

We have relied on contractual arrangements with the VIEs to operate our business in China. The revenues contributed by the VIEs constituted a majority of our total revenues for the fiscal years ended December 31, 2021 and 2020.

These contractual arrangements may not be as effective as direct ownership in providing us with control over the VIEs and we face contractual exposure in such arrangements. For instance, the VIEs and their shareholders could breach their contractual arrangements with us by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to our interests. If we had direct ownership of the VIEs, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of the VIEs, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current VIE contractual arrangements, we rely on the performance by the VIEs and their shareholders of their obligations under the contracts to exercise control over the VIEs. The shareholders of the VIEs may not act in the best interests of our Company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate certain portions of our business through the contractual arrangements with the VIEs.

In the event that the VIEs or their shareholders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. For example, if the shareholders of a VIE refuse to transfer their equity interest in the VIE to us or our designee if we exercise the purchase option pursuant to these contractual arrangements, or if they otherwise act in bad faith toward us, then we may have to take legal actions to compel them to perform their contractual obligations. In addition, if any third parties claim any interest in such shareholders’ equity interests in the VIEs, our ability to exercise shareholders’ rights or foreclose the share pledge according to the contractual arrangements may be impaired. If these or other disputes between the shareholders of the VIEs and third parties were to impair our control over the VIEs, our ability to consolidate the financial results of the VIEs would be affected, which would in turn result in a material adverse effect on our business, operations and financial condition.

If the Chinese government determines that the contractual arrangements constituting part of the VIE structure do not comply with Chinese regulations, or if these regulations change or are interpreted differently in the future, our common stock may decline in value or become worthless if we are unable to assert our contractual control rights over the assets of the VIEs that constitute a significant portion of our operations.

Recently, the Chinese government adopted a series of regulatory actions and issued statements to regulate business operations in China, including those related to variable interest entities. These recent statements indicate an intent by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers. As of the date of this prospectus, there are no relevant laws or regulations in China that prohibit our Company or any of our subsidiaries from listing or offering securities in the United States. However, since these statements and regulatory actions by the Chinese government are newly published, official guidance and related implementation rules have not been issued. Future action taken by the Chinese government could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our common stock to significantly depreciate or become worthless. In addition, although we believe that our corporate structure and the VIE contractual arrangements comply with current applicable Chinese laws and regulations, in the event that the Chinese government determines that the contractual arrangements constituting part of the VIE structure do not comply with Chinese regulations, or if these regulations change or are interpreted differently in the future, we may be unable to assert our contractual control rights over the assets of the VIEs, and our common stock may decline in value or become worthless.

The shareholders of the VIEs may have actual or potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

As of the date of this prospectus, we are not aware of any conflicts between the shareholders of the VIEs and us. However, the shareholders of the VIEs may have actual or potential conflicts of interest with us in the future. These shareholders may refuse to sign or breach, or cause the VIEs to breach, or refuse to renew, the existing contractual arrangements we have with them and the VIEs, which would have a material and adverse effect on our ability to effectively control the VIEs and receive economic benefits from the VIEs. For example, the shareholders may be able to cause our agreements with the VIEs to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise any or all of these shareholders will act in the best interests of our Company or such conflicts will be resolved in our favor. Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our Company. If we cannot resolve any conflict of interest or dispute between us and these shareholders, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

The contractual arrangements with the VIEs may be subject to scrutiny by China’s tax authorities. Any adjustment of related party transaction pricing could lead to additional taxes, and therefore substantially reduce our consolidated net income and the value of your investment.

The tax regime in China is rapidly evolving and there is significant uncertainty for Chinese taxpayers as Chinese tax laws may be interpreted in significantly different ways. China’s tax authorities may assert that we or the VIEs or their shareholders are required to pay additional taxes on previous or future revenue or income. In particular, under applicable Chinese laws, rules and regulations, arrangements and transactions among related parties, such as the contractual arrangements with the VIEs, may be subject to audit or challenge by China’s tax authorities. If China’s tax authorities determine that any contractual arrangements were not entered into on an arm’s length basis and therefore constitute a favorable transfer pricing, the China tax liabilities of the relevant subsidiaries, VIEs or the shareholders of the VIEs could be increased, which could increase our overall tax liabilities. In addition, China’s tax authorities may impose interest on late payments. Our net income may be materially reduced if our tax liabilities increase. It is uncertain whether any new China laws, rules or regulations relating to VIE structures will be adopted or, if adopted, what they would provide.

If we or any of the VIEs are found to be in violation of any existing or future China laws, rules or regulations, or if we fail to obtain or maintain any of the required permits or approvals, the relevant China regulatory authorities would have broad discretion to take action in dealing with these violations or failures, including revoking the business and operating licenses of the VIEs, requiring us to discontinue or restrict our operations, restricting our right to collect revenue, blocking one or more of our websites, requiring us to restructure our operations or taking other regulatory or enforcement actions against us. The imposition of any of these measures could result in a material adverse effect on our ability to conduct all or any portion of our business operations. In addition, it is unclear what impact Chinese government actions would have on us and on our ability to consolidate the financial results of any of the VIEs in our consolidated financial statements, if Chinese governmental authorities were to find our legal structure and contractual arrangements to be in violation of Chinese laws, rules and regulations. If the imposition of any governmental actions causes us to lose our right to direct the activities of any of the VIEs or otherwise separate from any of these entities, and if we are not able to restructure our ownership structure and operations in a satisfactory manner, we would no longer be able to consolidate the financial results of the VIEs in our consolidated financial statements. Any of these events would have a material adverse effect on our business, financial condition and results of operations.

Risks Relating to Doing Business in China

Changes in China’s economic, political or social conditions, as well as possible interventions and influences of any government policies and actions, could have a material adverse effect on our business and operations and the value of our common stock.

A significant portion of our operations are conducted through our WFOE and the China-based VIEs. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic, social conditions and government policies in China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, lead to reduction in demand for our services and adversely affect our competitive position. COVID-19 had a severe and negative impact on Chinese and global economy in 2020. Whether this will lead to a prolonged downturn in the economy is still unknown. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect our business and operating results.

Furthermore, our Company, our subsidiaries, the VIEs and our investors may face uncertainty about future actions by the government of China that could significantly affect the VIEs’ financial performance and operations, including the enforceability of the VIE contractual arrangements. Chinese laws and regulations, including the enforcement of such laws and regulations, can change quickly with little advance notice. The Chinese government may intervene or influence our operations and the operations of the VIEs at any time and may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of our securities. As of the date of this prospectus, neither our Company nor any of the VIEs has received or was denied permission from Chinese authorities to list on U.S. exchanges or conduct U.S. securities offerings. However, there is no guarantee that our Company or the VIEs will receive or not be denied permission from Chinese authorities to list on U.S. exchanges or conduct U.S. securities offerings in the future. China’s economic, political and social conditions, as well as interventions and influences of any government policies, laws and regulations are uncertain and could have a material adverse effect on our business.

Uncertainties with respect to the Chinese legal system could adversely affect us.

The Chinese legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value. Since these laws and regulations are relatively new and the Chinese legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and the enforcement of these laws, regulations and rules involves uncertainties.

In 1979, the Chinese government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since Chinese administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

Furthermore, the Chinese legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

In addition, we are subject to risks and uncertainties of the interpretations and applications of Chinese laws and regulations, including but not limited to, the validity and enforcement of the VIE contractual arrangements. we are also subject to the risks and uncertainties about any future actions of the Chinese government in this regard that could disallow the VIE structure, which would likely result in a material change in our operations, and the value of our common stock may depreciate significantly or become worthless.

We may be liable for improper use or appropriation of personal information provided by our customers and any failure to comply with Chinese laws and regulations over data security could result in materially adverse impact on our business, results of operations and the value of our common stock.

Our business involves collecting and retaining certain internal and external data and information including that of our customers and supplies. The integrity and protection of such information and data are crucial to us and our business. Owners of such data and information expect that we will adequately protect their personal information. We are required by applicable laws to keep strictly confidential the personal information that we collect, and to take adequate security measures to safeguard such information.

The PRC Criminal Law, as amended by its Amendment 7 (effective on February 28, 2009) and Amendment 9 (effective on November 1, 2015), prohibits institutions, companies and their employees from selling or otherwise illegally disclosing a citizen’s personal information obtained in performing duties or providing services or obtaining such information through theft or other illegal ways. On November 7, 2016, the Standing Committee of the PRC National People’s Congress issued the Cyber Security Law of the PRC (the “Cyber Security Law”), which became effective on June 1, 2017. Pursuant to the Cyber Security Law, network operators must not, without users’ consent, collect their personal information, and may only collect users’ personal information necessary to provide their services. Providers are also obliged to provide security maintenance for their products and services and shall comply with provisions regarding the protection of personal information as stipulated under the relevant laws and regulations.

The Civil Code of the PRC (issued by the PRC National People’s Congress on May 28, 2020 and effective from January 1, 2021) provides legal basis for privacy and personal information infringement claims under the Chinese civil laws. Chinese regulators, including the CAC, the Ministry of Industry and Information Technology, and the Ministry of Public Security, have been increasingly focused on regulation in data security and data protection.

On August 20, 2021, the Standing Committee of the 13th National People's Congress of China issued the final version of the Personal Information Protection Law (the "PIPL"), which becomes effective on November 1, 2021. The PIPL imposes on China-based data processers (such as the VIEs) significant obligations with respect to, among other things, obtaining, processing and cross-border transferring personal information. The PIPL may subject a data processor to a penalty of as much as RMB50 million or 5% of the preceding year’s turnover.

The Chinese regulatory requirements regarding cybersecurity are evolving. For instance, various regulatory bodies in China, including the CAC, the Ministry of Public Security and the State Administration for Market Regulation, have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. In April 2020, the Chinese government promulgated Cybersecurity Review Measures, which came into effect on June 1, 2020. According to the Cybersecurity Review Measures, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security.

In July 2021, the CAC and other related authorities released the draft amendment to the Cybersecurity Review Measures for public comments through July 25, 2021. The draft amendment proposes the following key changes:

•companies who are engaged in data processing are also subject to the regulatory scope;

•the CSRC is included as one of the regulatory authorities for purposes of jointly establishing the state cybersecurity review working mechanism;

•the operators (including both operators of critical information infrastructure and relevant parties who are engaged in data processing) holding more than one million users/users’ (which are to be further specified) individual information and seeking a listing outside China shall file for cybersecurity review with the Cybersecurity Review Office; and

•the risks of core data, material data or large amounts of personal information being stolen, leaked, destroyed, damaged, illegally used or transmitted to overseas parties and the risks of critical information infrastructure, core data, material data or large amounts of personal information being influenced, controlled or used maliciously shall be collectively taken into consideration during the cybersecurity review process.

Currently, the draft amendment has been released for public comment only, and its implementation provisions and anticipated adoption or effective date remains substantially uncertain and may be subject to change. If the draft amendment is adopted into law in the future, we may become subject to enhanced cybersecurity review. Certain internet platforms in China have been reportedly subject to heightened regulatory scrutiny in relation to cybersecurity matters. As of the date of this prospectus, neither we nor any of the VIEs have been subject to heightened regulatory scrutiny with respect to cybersecurity matters, nor have we or any of the VIEs been informed by any Chinese governmental authority of any requirement that we file for a cybersecurity review. However, if we are deemed to be a critical information infrastructure operator or a company that is engaged in data processing and holds personal information of more than one million users, we could be subject to Chinese cybersecurity review.

As there remains significant uncertainty in the interpretation and enforcement of relevant Chinese cybersecurity laws and regulations, we could be subject to cybersecurity review, and if so, we may not be able to pass such review. In addition, we could become subject to enhanced cybersecurity review or investigations launched by Chinese regulators in the future. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with the related laws and regulations may result in fines or other penalties, including suspension of business, website closure, removal of our app from the relevant app stores, and revocation of prerequisite licenses, as well as reputational damage or legal proceedings or actions against us, which may have material adverse effect on our business, financial condition or results of operations. As of the date of this prospectus, neither we nor any of the VIEs have been involved in any investigations on cybersecurity review initiated by the CAC or any other Chinese regulatory authority, nor have we or any of the VIEs received any inquiry, notice or sanction in such respect. We believe that we are in compliance with the aforementioned regulations and policies that have been issued by the CAC.

On June 10, 2021, the Standing Committee of the National People’s Congress of China (the “SCNPC”) promulgated the PRC Data Security Law, which will take effect in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data an information.

As of the date of this prospectus, we do not expect that the current Chinese laws on cybersecurity or data security, or that the PIPL, when effective, would have a material adverse impact on our business operations. However, as uncertainties remain regarding the interpretation and implementation of these laws and regulations, we cannot assure you that we will comply with such regulations in all respects and we may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities. We may also become subject to fines and/or other sanctions which may have material adverse effect on our business, operations and financial condition.

Trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act if the PCAOB determines that it cannot inspect or fully investigate our auditors, and as a result, Nasdaq may determine to delist our securities.

The HFCA Act was enacted on December 18, 2020. The HFCA Act states if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit such shares from being traded on a national securities exchange or in the over the counter trading market in the United States.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above.

On June 22, 2021, the U.S. Senate passed a bill which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two.

On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the board of directors of a company is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in a foreign jurisdiction.

On December 16, 2021, the PCAOB issued a report on its determination that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in China and in Hong Kong because of positions taken by Chinese and Hong Kong authorities in those jurisdictions. The PCAOB has made such determination as mandated under the HFCA Act. Pursuant to each annual determination by the PCAOB, the SEC will, on an annual basis, identify issuers that have used non-inspected audit firms and thus are at risk of such suspensions in the future.

On August 26, 2022, the CSRC, the Ministry of Finance of the PRC, and the PCAOB signed the Protocol , taking the first step toward opening access for the PCAOB to completely inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the Protocol, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. However, uncertainties still exist as to compliance with the Protocol . Depending on the implementation of the Protocol, if the PCAOB continues to be prohibited from conducting complete inspections and investigations of PCAOB-registered public accounting firms in China, then China-based companies will be delisted pursuant to the HFCA Act despite the Protocol. Therefore, there is no assurance that the Protocol could give relief to China-based companies against the delisting risk from the application of the HFCA Act.

Our auditor, Weinberg & Company, an independent registered public accounting firm headquartered in the United States, is not subject to the determinations announced by the PCAOB on December 16, 2021. Our auditor is currently subject to PCAOB inspections and has been inspected by the PCAOB on a regular basis. However, if the PCAOB is unable to inspect the work papers of our accounting firm in the future, such lack of inspection could cause trading in our common stock to be prohibited under the HFCA Act, and as a result, an exchange may determine to delist our common stock. The delisting and the cessation of trading of our common stock, or the threat of our common stock being delisted and prohibited from being traded, may materially and adversely affect the value of your investment.

These recent developments may result in prohibitions on the trading of our common stock on the Nasdaq Capital Market, if our auditors fail to meet the PCAOB inspection requirement in time.

Risks Relating to Our Common Stock

Our failure to meet the continued listing requirements of the Nasdaq Stock Market could result in a delisting of our common stock.

On February 25, 2022, we received written notice from Nasdaq’s Listing Qualifications Department notifying us that, for a period of 30 consecutive business days, the bid price of our common stock closed below the minimum of $1.00 per share required for continued listing on the Nasdaq Capital Market pursuant to the Bid Price Rule. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have 180 calendar days, or until August 24, 2022, to regain compliance with the Bid Price Rule.

On August 30, 2022, we received a staff determination letter from Nasdaq indicating that we did not regain compliance with the Bid Price Rule and we are not eligible for a second 180-day grace period because we did not comply with the minimum $5,000,000 Stockholders’ Equity initial listing requirement for the Nasdaq Capital

Market. Accordingly, unless we request an appeal of Nasdaq’s determination, our common stock is subject to delisting.

We have appealed Nasdaq’s delisting determination to the Panel and a hearing is scheduled to be held on October 6, 2022. Our common stock will continue to be listed and traded on the Nasdaq Capital Market pending a decision by the Panel. However, there can be no assurance that we will receive a favorable decision from the Panel. Even if we do receive a favorable decision from the Panel, there can be no assurance that we will be able to continue to satisfy our continued listing requirements of the Nasdaq Capital Market going forward. Our failure to meet the continued listing requirements could result in a delisting of our common stock. The delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, customers and employees and potential loss of business development opportunities. The delisting from Nasdaq could adversely affect our ability to raise additional financing through the public or private sale of equity securities, would significantly impact the ability of investors to trade our securities and would negatively impact the value and liquidity of our common stock.

Thus, although we plan to take actions to regain our compliance with Nasdaq's listing requirements, we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, or prevent future non-compliance with Nasdaq's listing requirements.

Our stock price has fluctuated considerably and is likely to remain volatile, and various factors could negatively affect the market price or market for our common stock.

The trading price of our common stock has been and may continue to be volatile. From January 1, 2020 through September 30, 2022 , the high and low sales prices for our common stock were $6.70 and $0.25, respectively. The trading price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•general market and economic conditions;

•the low trading volume and limited public market for our common stock;

•minimal third-party research regarding our company; and

•the current and anticipated future operating performance and equity valuation of Sharecare, Inc., in which we have an equity investment.

In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. Such broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance.

Holders of our warrants will have no rights as a common stockholder until they exercise their warrants and acquire our common stock.

Until a holder of our warrants acquires shares of our common stock upon exercise of such warrants, such holder will have no rights with respect to shares of our common stock issuable upon exercise of the warrants. Upon exercise of warrants by, the holder shall become entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

The concentration of our stock ownership may limit individual stockholder ability to influence corporate matters.

As of  September 30, 2022 , our Chairman and Chief Executive Officer, Kai-Shing Tao, may be deemed to beneficially own 10,200,634 shares, or 9.2% of our common stock, and Lawrence Rosen may be deemed to beneficially own 6,104,893 shares, or 5.7% of our common stock. The interests of these stockholders may not always coincide with the interests of other stockholders, and they may act in a manner that advances their best interests and not necessarily those of other stockholders, and might affect the prevailing market price for our securities.

If these stockholders act together, they may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate actions. Such concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock.

A significant number of additional shares of our common stock may be issued under the terms of existing securities, which issuances would substantially dilute existing stockholders and may depress the market price of our common stock.

As of September 30, 2022 , we had outstanding stock options allowing for the purchase of as many as approximately 15.1 million shares of common stock. Also outstanding were (i) the Investor Warrant, which is exercisable for up to 4,237,290 shares of common stock, (ii) the Financial Advisor Warrants, which are exercisable for up to an aggregate of 127,118 shares of common stock, (iii) warrants we issued as part of the consideration for our acquisition of assets of China Branding Group Limited (“CBG”), providing for the right to purchase 40,000 shares of common stock at a per-share exercise prices of $10.00 (the “CBG Acquisition Warrants”), and (iv) warrants we issued pursuant to a settlement agreement that we entered into with CBG and its joint official liquidators, providing for the right to purchase 5,710,000 shares of common stock at a per share exercise price of $6.00 (the “CBG Settlement Warrants”).

The Investor Warrant is immediately exercisable and will expire on the five-year anniversary of the registration statement of which this prospectus forms a part. However, we are prohibited from effecting an exercise of the Investor Warrant, and the holder thereof will not have the right to exercise any portion of its Investor Warrant, to the extent that, as a result of such exercise, the warrant holder would beneficially own more than 4.99% of the outstanding shares of our common stock immediately after giving effect to the issuance of shares of issuable upon exercise of the Investor Warrant. The Financial Advisor Warrants are immediately exercisable and will expire on the five-year anniversary of the date of issuance.

The CBG Acquisition Warrants and the CBG Settlement Warrants are exercisable on a cashless basis only, such that they cannot be exercised for the entire amount of shares purchasable under such warrants, and they effectively cannot be exercised to purchase shares of common stock unless the applicable market value of the common stock exceeds the applicable exercise price under the terms thereof.

The issuance of common stock pursuant to the warrants described above would substantially dilute the proportionate ownership and voting power of existing stockholders, and their issuance, or the possibility of their issuance, may depress the market price of our common stock.

Provisions in our corporate charter documents and under Delaware law could make an acquisition of Remark more difficult, which acquisition may be beneficial to stockholders.

Provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as well as provisions of the General Corporation Law of the State of Delaware (the “DGCL”), which may discourage, delay or prevent a merger with, acquisition of or other change in control of Remark, even if such a change in control would be beneficial to our stockholders, include the following:

•only our Board of Directors (our “Board”) may call special meetings of our stockholders;

•our stockholders may take action only at a meeting of our stockholders and not by written consent;

•we have authorized, undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval.

Additionally, Section 203 of the DGCL prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. We have not opted out of the restriction under Section 203, as permitted under the DGCL.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information included or incorporated by reference in this prospectus contains “forward-looking statements” about our plans, strategies, objectives, goals or expectations. You will find forward-looking statements principally in the sections entitled “Prospectus Summary” and “Risk Factors”. These forward-looking statements are identifiable by words or phrases indicating that we or our management “expects,” “anticipates,” “plans,” “believes,” or “estimates,” or that a particular occurrence or event “will,” “may,” “could,” “should,” or “will likely” result, occur or be pursued or “continue” in the future, that the “outlook” or “trend” is toward a particular result or occurrence, that a development is an “opportunity,” “priority,” “strategy,” “focus,” that we are “positioned” for a particular result, or similarly stated expectations. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date of this prospectus, other report, release, presentation, or statement.

In addition to other risks and uncertainties described in connection with the forward-looking statements contained in this prospectus and other periodic reports filed with the SEC, there are many important factors that could cause actual results to differ materially. Such risks and uncertainties include general business conditions, changes in overall economic conditions, our ability to integrate acquired assets, the impact of competition and other factors which are often beyond our control.

This should not be construed as a complete list of all of the economic, competitive, governmental, technological and other factors that could adversely affect our expected consolidated financial position, results of operations or liquidity. Additional risks and uncertainties not currently known to us or that we currently believe are immaterial also may impair our business, operations, liquidity, financial condition and prospects. We undertake no obligation to update or revise our forward-looking statements to reflect developments that occur or information that we obtain after the date of this prospectus.

USE OF PROCEEDS

All of the securities offered by this prospectus are being registered for the account of the selling security holders. We will not receive any of the proceeds from the sale of these securities. We have agreed to pay all costs, expenses and fees relating to the registration of the securities covered by this prospectus. The selling security holders will bear all commissions and discounts, if any, attributable to the sale of the securities.

We may, however, receive cash proceeds equal to the exercise price of the Investor Warrant that the holder thereof may exercise or the Financial Advisor Warrants that any holder thereof may exercise, to the extent any such warrants are exercised for cash. We expect to use any proceeds received by us from the cash exercise of these Warrants for general corporate purposes.

We cannot predict when or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised. The Warrants are exercisable under certain circumstances on a cashless basis and if the Warrants be exercised on a cashless basis we will not receive any proceeds from the exercise of the Warrants. As a result, we may never receive meaningful, or any, cash proceeds from the exercise of these Warrants, and we cannot plan on any specific uses of any proceeds we may receive beyond the purposes described herein.

We are using the net proceeds from the Private Placement for general corporate purposes.

SELLING SECURITY HOLDERS

The securities offered under this prospectus may be offered from time to time by the selling security holders named below or by any of their respective pledgees, donees, transferees or other successors-in-interest. As used in this prospectus, the term “selling security holders” includes the selling security holders identified below and any donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling security holder as a gift, pledge or other non-sale related transfer. The selling security holders named below acquired the shares of our common stock and warrants being offered under this prospectus directly from us. We issued the securities to the selling security holders in reliance on an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder.

The following table sets forth as of September 30, 2022 : (1) the name of each selling security holder for whom we are registering shares of our common stock and warrants under the registration statement of which this prospectus is a part, (2) the number of shares of our common stock beneficially owned by each of the selling security holders prior to the offering, determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (3) the number of shares of our common stock and warrants that may be offered by each selling security holder under this prospectus and (4) the number of shares of our common stock to be owned by each selling security holder after completion of this offering. We will not receive any of the proceeds from the sale of the shares of our common stock or warrants offered under this prospectus. The amounts and information set forth below are based upon information provided to us by the selling security holders or their representatives, or on our records, as of September 30, 2022 . The percentage of beneficial ownership for the following table is based on 106,407,770 shares of our common stock outstanding as of September 30, 2022 .

To our knowledge, except as indicated in the footnotes to this table, each security holder named in the table has sole voting and investment power with respect to all securities shown in the table to be beneficially owned by such security holder. Except as described below, none of the selling security holders has had any position, office or other material relationship with us or any of our predecessors or affiliates within the past three years. In addition, based on information provided to us, none of the selling security holders that are affiliates of broker-dealers, if any, purchased the securities outside the ordinary course of business or, at the time of their acquisition of such securities, had any agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of the securities. Each of Thomas J. Higgins, David Bocchi, Carmelo Cataudella, Emanuel Cohen, David Birenbaum, Harry Ioannou, George Anagnostou, Keith Donofrio, Zachary Grodko, James Tang and Kevin Oleskewicz are affiliated with A.G.P., a registered broker-dealer and the financial advisor for the Private Placement, in which A.G.P. received cash and warrant compensation, and each of Thomas J. Higgins, David Bocchi, Carmelo Cataudella, Emanuel Cohen, David Birenbaum, Harry Ioannou, George Anagnostou, Keith Donofrio, Zachary Grodko, James Tang and Kevin Oleskewicz, as a designee of A.G.P., received Financial Advisor Warrants to purchase our common stock. The address of A.G.P. and each of Thomas J. Higgins, David Bocchi, Carmelo Cataudella, Emanuel Cohen, David Birenbaum, Harry Ioannou, George Anagnostou, Keith Donofrio, Zachary Grodko, James Tang and Kevin Oleskewicz is 590 Madison Avenue, 28th Floor, New York, NY 10022. Information concerning the selling security holders may change from time to time, and any changed information will be set forth in supplements to this prospectus to the extent required.

Name of Selling Security Holder	Shares of Common Stock Beneficially Owned Prior to the Offering		Number of Shares Being Offered	Number of Warrants Being Offered	Shares of Common Stock Beneficially Owned After Completion of the Offering (1)
	Number	Percentage			Number	Percentage
Armistice Capital Master Fund Ltd. (2)	4,237,290	3.8%	4,237,290	—	—	*
A.G.P./Alliance Global Partners (3)	44,491	*	44,491	44,491	—	*
Thomas J. Higgins (4)	1,271	*	1,271	1,271	—	*
David Bocchi (5)	18,254	*	18,254	18,254	—	*
Carmelo Cataudella (5)	18,254	*	18,254	18,254	—	*
Emanuel Cohen (6)	1,397	*	1,397	1,397	—	*
David Birenbaum (7)	636	*	636	636	—	*
Harry Ioannou (8)	14,237	*	14,237	14,237	—	*
George Anagnostou (8)	14,237	*	14,237	14,237	—	*
Keith Donofrio (9)	6,102	*	6,102	6,102	—	*
Zachary Grodko (10)	4,069	*	4,069	4,069	—	*
James Tang (11)	2,034	*	2,034	2,034	—	*
Kevin Oleskewicz (12)	2,136	*	2,136	2,136	—	*
_______________

* Less than one percent.

(1)Assumes all securities being offered under this prospectus are sold. The percentage of beneficial ownership after completion of the offering is based on 110,772,178 shares of common stock, consisting of 106,407,770 shares of common stock outstanding as of September 30, 2022 and the 4,364,408 shares of common stock issuable upon exercise of the Investor Warrant and the Financial Advisor Warrants, offered under this prospectus, without regard to the 4.99% limitation applicable to any exercise of the Investor Warrant.

(2)Represents 4,237,290 shares of common stock issuable upon the exercise of the Investor Warrant. The Investor Warrant is subject to a beneficial ownership limitation that prohibits Armistice Capital Master Fund Ltd. (the “Master Fund”) from exercising any portion of it if such exercise would result in the Master Fund owning more than 4.99% of our outstanding common stock after giving effect to the issuance of common stock in connection with the Master Fund’s exercise of any portion of the Investor Warrant. The percentage of beneficial ownership prior to the offering set forth herein is calculated without regard to such beneficial ownership limitation. The securities are directly held by the Master Fund, a Cayman Islands exempted company, and may be deemed to be indirectly beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice Capital and Steven Boyd disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. The address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(3)Represents 44,491 shares of common stock issuable upon exercise of Financial Advisor Warrants which are exercisable within 60 days.

(4)Represents 1,271 shares of common stock issuable upon exercise of Financial Advisor Warrants which are exercisable within 60 days.

(5)Represents 18,254 shares of common stock issuable upon exercise of Financial Advisor Warrants which are exercisable within 60 days.

(6)Represents 1,397 shares of common stock issuable upon exercise of Financial Advisor Warrants which are exercisable within 60 days.

(7)Represents 636 shares of common stock issuable upon exercise of Financial Advisor Warrants which are exercisable within 60 days.

(8)Represents 14,237 shares of common stock issuable upon exercise of Financial Advisor Warrants which are exercisable within 60 days.

(9)Represents 6,102 shares of common stock issuable upon exercise of Financial Advisor Warrants which are exercisable within 60 days.

(10)Represents 4,069 shares of common stock issuable upon exercise of Financial Advisor Warrants which are exercisable within 60 days.

(11)Represents 2,034 shares of common stock issuable upon exercise of Financial Advisor Warrants which are exercisable within 60 days.

(12)Represents 2,136 shares of common stock issuable upon exercise of Financial Advisor Warrants which are exercisable within 60 days.

PLAN OF DISTRIBUTION

The selling security holders and any of their respective transferees, pledgees, donees, assignees or other successors-in-interest may, from time to time, sell any or all of their respective shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. See “Selling Security Holders” on page 29 of this prospectus. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price, at fixed prices subject to change or at negotiated prices. The selling security holders may use any one or more of the following methods when selling securities:

•an exchange or market distribution in accordance with the rules of the Nasdaq;

•privately negotiated transactions;

•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•transactions in which a broker-dealer solicits purchasers on a best-efforts basis;

•through one or more underwriters on a firm commitment or best-efforts basis;

•block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•directly to one or more purchasers;

•through agents; or

•a combination of any such methods of sale.

The selling security holders also may sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling security holders also may transfer our securities in other circumstances, in which case the transferees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

In effecting sales, broker-dealers or agents engaged by the selling security holders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling security holders in amounts to be negotiated immediately prior to the sale. In connection with sales of the shares of our common stock offered hereby or otherwise, the selling security holders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of our common stock offered hereby in the course of hedging in positions they assume. The selling security holders may also sell shares of our common stock offered hereby short and deliver shares of our common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling security holders may also loan or pledge securities offered hereby to broker-dealers that in turn may sell such securities.

In offering the securities covered by this prospectus, the selling security holders and any broker-dealers who execute sales for the selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such case, any profits realized by the selling security holders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, exceed the amount permitted by applicable regulations.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and satisfied. The selling security holders have informed us that none of them has any agreement or understanding, directly or indirectly, with any person to distribute the securities offered hereby. If any selling security holder notifies us that an arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering or secondary distribution or a purchase by a broker or dealer, we may be required to file a prospectus supplement pursuant to the applicable rules promulgated under the Securities Act.

There can be no assurance that any selling security holder will sell any or all of the securities registered pursuant to the registration statement, of which this prospectus is a part.

We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares of our common stock in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to use our best efforts to keep the registration statement of which this prospectus is a part continuously effective, supplemented and amended as required by the Securities Act, in order to permit this prospectus to be usable by the selling security holders for a period from the date the registration statement becomes effective to, and including, the date upon which no registrable securities are outstanding and constitute “restricted securities” (as defined in Rule 144 under the Securities Act). We will bear all expenses incurred in connection with the performance of our obligations under the Registration Rights Agreement and will reimburse the selling security holders for the reasonable fees and disbursements of one firm or counsel to act as counsel for the selling security holders in connection with this offering.

DESCRIPTION OF SECURITIES

General

Our Amended and Restated Certificate of Incorporation (our “Charter”), authorizes us to issue up to 176,000,000 shares, including 175,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share. As of close of business on September 30, 2022 , there were 106,407,770 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

The following description of our common stock is a summary of the material provisions and terms of our common stock and is qualified by reference to our Charter and our Amended and Restated Bylaws (our “Bylaws”).

Common Stock

Each share of common stock entitles its holder to one vote on all matters to be voted upon by the stockholders. Common stockholders are not entitled to cumulative voting with respect to the election of directors. Subject to the preferences of any outstanding shares of preferred stock, holders of common stock may receive ratably any dividends that our Board may declare out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. The common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

Listing

Our common stock is currently quoted on the Nasdaq Capital Market under the symbol “MARK”.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Computershare LLC, with a mailing address of 150 Royall Street, Canton, MA 02021.

Financial Advisor Warrants

On September 29, 2021, we issued to A.G.P. and its designees the Financial Advisor Warrants to purchase up to an aggregate of 127,118 shares of our common stock at an exercise price of $1.35 per share, subject to certain customary anti-dilution adjustments. The Financial Advisor Warrants are immediately exercisable and will expire on the five-year anniversary of the date of issuance. The Financial Advisor Warrants and the shares of our common stock issuable upon exercise of the Financial Advisor Warrants are being registered under this prospectus.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon by Olshan Frome Wolosky LLP, New York, New York.

EXPERTS

Weinberg & Company, our independent registered public accounting firm, has audited our consolidated financial statements as of December 31, 2021 and 2020 and for the years then ended, contained in our Annual Reports on Form 10-K for the years ended December 31, 2021 and 2020. These financial statements are incorporated by reference in this prospectus and elsewhere in this registration statement. Such financial statements are incorporated by reference in reliance on such accounting firms’ reports given upon their authority as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the sale of all of the securities that are part of this offering. The documents we are incorporating by reference are as follows:

•Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 31, 2022;

• Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 16, 2022 , and for the quarter ended June 30, 2022, filed with the SEC on August 15, 2022 ;

•Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 29, 2022; and

• Our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on March 3, 2022 , July 7, 2022 , August 8, 2022 and September 6, 2022 .

All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of this prospectus but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents, provided, however, that the registrant is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Any document, and any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference in this prospectus may be obtained from us without charge and will be provided to each person, including any beneficial owner, to whom a prospectus is delivered. You may obtain a copy of the documents at no cost by submitting an oral or written request to:

Remark Holdings, Inc.
800 S. Commerce St.

Las Vegas, NV 89106
Attention: Chief Executive Officer
(702) 701-9514

Additional information about us is available at our web site located at www.remarkholdings.com. Information contained in our web site is not a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, we file periodic reports, proxy and information statements and other information with the SEC. Our filings with the SEC are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also find documents we filed on our website at www.remarkholdings.com. Information contained in or accessible through our website does not constitute a part of this prospectus.

Upon written or oral request, we will provide at no cost to the requester a copy of all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may obtain copies of these documents from us, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by requesting them in writing or by telephone at the following address:

Remark Holdings, Inc.
800 S. Commerce St.
Las Vegas, NV 89106
Attention: Chief Executive Officer
(702) 701-9514

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution 1

The following table sets forth the fees and expenses payable by the registrant in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimates, except for the SEC registration fee:

SEC registration fee	$1,555
Accounting fees and expenses	50,000
Legal fees and expenses	25,000
Total	$76,555

Item 14.    Indemnification of Directors and Officers.

Our Charter provides that, to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”), our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Each of our Charter and Bylaws also provide as follows:

(a)The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)To the extent that a present or former director or officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in sections (a) and (b) above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)Any indemnification under sections (a) and (b) above (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in sections (a) and (b) above. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders of the Company.

We have obtained liability insurance covering our directors and executive officers for claims asserted against them or incurred by them in such capacity.

Item 15. Recent Sales of Unregistered Securities.

During the past three years, we sold the following securities without registration under the Securities Act:

On September 13, 2019, we issued 2,300,000 shares of our common stock to an accredited investor in a private placement in exchange for $1.8 million.

On December 23, 2019, we issued 1,000,000 shares of our common stock to an accredited investor in a private placement in exchange for $0.5 million.

We made the offers and sales of securities in the above-described private placements in reliance upon an exemption from registration requirements pursuant to Section 4(a)(2) under the Securities Act of 1933, as amended, based upon representations made to us by the investors in purchase agreements we entered into with the investors.

Item 16.    Exhibits.

EXHIBIT INDEX

		Incorporated Herein By Reference To
Exhibit Number	Description	Document	Filed On	Exhibit Number
3.1	Amended and Restated Certificate of Incorporation	8-K	12/30/2014	3.1
3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation	8-K	01/12/2016	3.1

		Incorporated Herein By Reference To
Exhibit Number	Description	Document	Filed On	Exhibit Number
3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation	8-K	06/08/2016	3.1
3.4	Certificate of Amendment to the Amended and Restated Certificate of Incorporation	8-K	04/11/2017	3.1
3.5	Certificate of Amendment to the Amended and Restated Certificate of Incorporation	8-K	07/09/2021	3.1
3.6	Amended and Restated Bylaws	8-K	02/13/2015	3.1
4.1	Specimen certificate of common stock of Remark Media, Inc. (n/k/a Remark Holdings, Inc.)	10-K	03/23/2012	4.1
4.2	Form of CBG Acquisition Warrant	8-K	09/26/2016	4.1
4.3	Registration Rights Agreement, dated as of March 3, 2020, by and between Remark Holdings, Inc. and Aspire Capital Fund, LLC.	8-K	03/04/2020	4.1
4.4	CBG Settlement Warrant	8-K	09/07/2021	4.1
4.5	Investor Warrant	8-K	09/30/2021	4.1
4.6	Form of Financial Advisor Warrant	8-K	09/30/2021	4.2
4.7	Description of Registrant’s Securities	10-K	03/31/2021	4.4
5.1(1)	Opinion of Olshan Frome Wolosky LLP
10.1(2)	2010 Equity Inventive Plan	8-K	06/21/2010	10.34
10.2(2)	2014 Incentive Plan, as amended January 11, 2016	8-K	01/12/2016	10.1
10.3(2)	2017 Incentive Plan	8-K	01/24/2018	10.1
10.4	Common Stock Purchase Agreement, dated as of March 2, 3030, by and between Remark Holdings, Inc. and Aspire Capital Fund, LLC.	8-K	03/04/2020	10.1
10.5	First Amendment to Common Stock Purchase Agreement, dated as of April 9, 2020, by and between Remark Holdings, Inc. and Aspire Capital Fund, LLC.	8-K	04/14/2020	10.1
10.6	Promissory Note dated December 30, 2020, between Remark Holdings, Inc. and SVBooth Investments III.	8-K	01/06/2021	10.1
10.7	Amendment No. 1 dated August 5, 2021, to Promissory Note dated December 30, 2020, between Remark Holdings, Inc. and SV Booth Investments III LLC.	8-K	08/10/2021	10.1
10.8	Settlement Agreement and Mutual General Release dated as of August 31, 2021, by and among Remark Holdings, Inc., KanKan Limited, China Branding Group Limited (In Official Liquidation), acting by and through its joint official liquidators.	8-K	09/07/2021	10.1
10.9	Securities Purchase Agreement dated September 27, 2021, between Remark Holdings, Inc. and the purchasers signatory thereto.	8-K	09/30/2021	10.1

		Incorporated Herein By Reference To
Exhibit Number	Description	Document	Filed On	Exhibit Number
10.10	Registration Rights Agreement dated September 27, 2021, between Remark Holdings, Inc. and the purchase signatory thereto.	8-K	09/30/2021	10.2
10.11	Financial Advisor Agreement dated September 27, 2021, between Remark Holdings, Inc. and A.G.P./Alliance Global Partners.	8-K	09/30/2021	10.3
10.12	Form of Senior Secured Loan Agreement dated December 3, 2021.	8-K	12/07/2021	10.1
10.13	First Amendment to Senior Secured Loan Agreement dated August 3, 2022.	8-K	08/08/2022	10.1
21.1	List of Subsidiaries	10-K	03/31/2022	21.1
23.1(3)	Consent of Weinberg & Company
23.2(1)	Consent of Olshan Frome Wolosky LLP (included in Exhibit 5.1)
24.1(1)	Power of Attorney
107(1)	Filing Fee Table

(1)Previously filed.

(2)Management contract or compensation plan or arrangement.

(3)Filed herewith.

Item 17.    Undertakings.

(a)The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than twenty (20) percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) of the Securities Act that is part of this registration statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) of the Securities Act shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B of the Securities Act, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424 of the Securities Act; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and (iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Las Vegas, State of Nevada, on October 4, 2022.

REMARK HOLDINGS, INC.

By:	/s/ Kai-Shing Tao
Name:	Kai-Shing Tao
Title:	Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Kai-Shing Tao
Kai-Shing Tao	Chief Executive Officer and Chairman (principal executive, financial and accounting officer)	October 4, 2022

*
Theodore Botts	Director	October 4, 2022

*
Brett Ratner	Director	October 4, 2022

*
Daniel Stein	Director	October 4, 2022

*
Elizabeth Xu	Director	October 4, 2022

*	By:	/s/ Kai-Shing Tao
Kai-Shing Tao
Attorney-in-Fact